                                                                    Exhibit 10.1

                           ACKNOWLEDGEMENT AND RELEASE

         This Acknowledgment and Release hereby is entered into by Daniel P.
Murphy ("Employee") on one hand and Handy & Harman and its subsidiaries and affiliates ("H&H") on the other hand:

         WHEREAS, H&H is a wholly-owned subsidiary of WHX Corporation;

         WHEREAS, the U.S. Bankruptcy Court for the Southern District of New
York recently confirmed WHX Corporation's Chapter 11 plan of reorganization, which was consummated July 29, 2005, thus permitting WHX Corporation to emerge from bankruptcy; and

         WHEREAS, H&H wishes to encourage various company executives to remain with H&H in the period after WHX's emergence from bankruptcy as described herein;

         NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

         1. Employee agrees to use his/her best efforts to remain an employee in good standing with H&H through at least March 31, 2006.

         2. So long as Employee does not resign from H&H before March 31, 2006, except in accordance with Paragraph 6 of his/her Employment Agreement, a copy of which is attached hereto as Exhibit A (Employee's "Employment Agreement"), and is not terminated under Paragraph 5(a) of Employee's Employment Agreement before that date, H&H shall provide the following payments for the benefit of Employee.
Employee acknowledges that but for the terms of this Acknowledgment and Release,
Employee would not be entitled to the additional payments and benefits provided in this Paragraph 2. All references to Employee's Employment Agreement shall mean such agreement as in effect on the date hereof or a succeeding employment agreement in effect from time to time, and if a succeeding employment agreement is in effect, the references to section 5(a) and 6 of the Employment Agreement shall be deemed to refer to the corresponding provisions (regarding "cause" for termination and "good reason" for resignation, respectively) of the succeeding employment agreement.

                  (a) Employee shall receive a cash bonus of $250,000, less
applicable tax withholding obligations and payroll deductions, payable March 31,
2006.

                  (b) H&H will amend the life insurance levels provided in the
Handy & Harman Executive Post-Retirement Life Insurance Program, dated February
1, 1995, attached hereto as Exhibit B (which provides variable appreciable life insurance in an amount equal to four (4) times the Employee's annual base salary as in effect from time to time ("Annual Base Salary") and adjustable life insurance in an amount equal to two (2) times the Employee's Annual Base
Salary), to provide (i) variable appreciable life insurance in a total amount equal to seven (7) times the Employee's Annual Base Salary and (ii) adjustable life insurance in a total amount of three and one-half (3 1/2) times the
Employee's Annual Base Salary. All terms and conditions of the life insurance provided by this Acknowledgment and Release will be governed in accordance with the terms of plan attached as Exhibit B, as modified to reflect the benefit levels indicated in this Paragraph 2(b); PROVIDED THAT, if Employee resigns from
H&H, other than in accordance with Paragraph 6 of his/her Employment Agreement prior to March 31, 2006, or is terminated under Paragraph 5(a) of his/her

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Employment Agreement prior to that date, H&H shall be entitled to recoup from
Employee any and all premium amounts it has paid for life insurance pursuant to this Paragraph 2(b).

                  (c) Employee shall receive 100,000 options (the "Options") to purchase WHX Corporation common stock, pursuant to the draft 2005 WHX
Corporation Incentive Stock Plan, a copy of which is attached hereto as Exhibit
C. Such Options shall be made available to Employee as soon as practicable after
March 31, 2006 (unless provided earlier, in the sole discretion of the WHX Board of Directors, but in no event earlier than WHX Corporation's receipt of shareholder approval for its 2005 Stock Incentive Plan and files a Registration
Statement on Form S-8 registering the securities to be issued thereunder), and if such approval and registration is not obtained on or prior to June 30, 2006, then Employee shall be issued either (i) 100,000 "phantom" stock options in lieu of such Options, with such "phantom" stock options to have the same strike price and vesting provisions as the Options would have had if granted on June 30, 2006 had the WHX Corporation Incentive Stock Plan been approved by the WHX shareholders as of that date, or (ii) other consideration of reasonably equivalent value as determined by the WHX Board of Directors in its sole discretion.

         3. In exchange for the consideration in Paragraph 2, which Employee acknowledges is fair and sufficient, Employee hereby releases any and all claims that Employee had, has, or might have against H&H or WHX Corporation and their respective officers, directors, affiliates, parents, subsidiaries, owners, employees, agents, benefit plans, plan fiduciaries, and representatives
(collectively "Releasees"), whether these claims are known to Employee or unknown to Employee, from the beginning of the world to the date of this
Acknowledgment and Release, with respect to any wages, compensation, employee benefits, retirement and welfare benefits, bonuses, distributions, restitution, or other items of benefit from any of Releasees, including but not limited to any and all claims under the Fair Labor Standards Act, the New York Wage & Hour
Law, the Employee Retirement Income Security Act ("ERISA"), and, all other federal, state, and local laws regarding wages, compensation, and benefits, and all claims related, directly or indirectly, to documents entitled (a) "Handy &
Harman Restated Executive Post-Retirement Life Insurance Program," dated August
1, 1998, and (b) "Handy & Harman Supplemental Executive Retirement Plan (As
Amended and Restated as of August 1,1998)" (as well as any representations made about these documents or the benefits they purportedly would provide), as these plans never were approved by the H&H or WHX Corporation Boards of Directors and
never properly were in effect.

         4. Employee also waives and releases Releasees from and against any and all claims arising from any and all facts presently or previously known to
Employee, including, but not limited to, all claims under Title VII of the Civil
Rights Act of 1964, 42 U.S.C. ss. 1981, the Age Discrimination in Employment Act
of 1967 ("ADEA") (29 U.S.C. ss. 626, as amended), the Americans with
Disabilities Act, the Sarbanes-Oxley Act of 2002, Article 15 of the Executive
Law of the State of New York (Human Rights Law), all other federal, state, and local laws regarding labor and employment, and the laws of contract, estoppel, and tort. The claims being waived under this Paragraph include, but are not limited to, all claims presently or previously known to Employee with respect to his/her Employment Agreement (in addition to the claims with respect to his/her
Employment Agreement already waived under Paragraph 3, above). To the extent
Employee has any claims under Title VII of the Civil Rights Act of 1964, the

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ADEA, the Americans with Disabilities Act, the Sarbanes-Oxley Act of 2002 or
Article 15 of the Executive Law of the State of New York that are based in material part on facts not previously or presently known to Employee, nothing in this Acknowledgement and Release (including but not limited to Paragraphs 3 and
4 hereof) shall be read to waive any damages Employee otherwise might seek with respect to such claims.

         5. Employee covenants not to sue any of Releasees, in any forum, in connection with any of the claims being waived and released in Paragraphs 3 and
4 of this Acknowledgment and Release. This covenant constitutes an agreement to exercise forbearance from asserting certain claims which Employee otherwise might raise. In the event Employee breaches the terms of this Paragraph 5,
Employee shall (a) immediately return any amounts paid to him/her under
Paragraph 2(a) of this Acknowledgment and Release; (b) make full restitution with respect to all other items of benefit provided to him/her under this
Acknowledgment and Release; and (c) forfeit any remaining payments and benefits that otherwise would be due under this Acknowledgment and Release. In the event
Employee sues any of Releasees despite the covenants in this Acknowledgement and
Release, the losing party in such proceeding shall pay any and all attorneys'
fees and costs incurred by the prevailing party if the court concludes that the losing party's position was without reasonable merit.

         6. Employee does not waive, and rather reserves (a) except as otherwise provided in Paragraphs 3 and 4 of this Acknowledgment and Release, all rights under Employee's Employment Agreement; (b) except as otherwise provided in
Paragraphs 3 and 4 of this Acknowledgment and Release, all of Employee's rights under the H&H Supplemental Executive Retirement Plan, as amended and restated
January 1, 1998, and the Handy & Harman Executive Post-Retirement Life Insurance
Program, dated February 1, 1995; (c) all of Employee's rights under the Handy &
Harman Pension Program of the WHX Pension Plan and Handy & Harman 401(k) plan;
and (d) all of Employee's rights under this Acknowledgment and Release. Suit hereunder shall be brought in any court of competent jurisdiction in the State of New York.

         7. This Acknowledgement and Release sets forth the entire agreement between Employee, H&H, and Releasees concerning the subject matter hereof. The parties acknowledge that they have not relied upon any representations or statements not set forth in this Acknowledgement and Release. This
Acknowledgement and Release does not represent an admission of liability or finding of wrongdoing by Employee, H&H, or any of Releasees.

         8. The provisions of this Acknowledge and Release shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect or impair the validity or unenforceability of the other provisions hereof.

         9. This Acknowledgement and Release will be deemed binding and effective immediately upon its execution by the Employee; provided, however, that in accordance with the Age Discrimination in Employment Act of 1967
("ADEA") (29 U.S.C. ss. 626, as amended), Employee's waiver of ADEA claims under this Acknowledgment and Release is subject to the following: Employee may consider the terms of his/her waiver of claims under the ADEA for twenty-one
(21) days before signing it and may consult legal counsel if Employee so desires. Employee may revoke his/her waiver of claims under the ADEA within seven (7) days of the day he/she executes this Acknowledgment and Release.
Employee's waiver of claims under the ADEA will not become effective until the

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eighth (8th) day following Employee's signing of this Acknowledgement and
Release. Employee may revoke his/her waiver of ADEA claims under this
Acknowledgement and Release by delivering written notice of his/her revocation
VIA FACSIMILE before the end of the seventh (7th) day following Employee's signing of this Acknowledgement and Release to: Handy & Harman, 555 Theodore
Fremd Avenue, Rye, New York 10570, Attn: Pete Marciniak (Tel.: (914) 925-4430).
In the event that Employee revokes his/her waiver of ADEA claims under this
Acknowledgement and Release prior to the eighth (8th) day after signing it, the remaining portions of this Acknowledgment and Release shall remain in full force in effect, provided that the obligation of H&H to provide the payments and benefits set forth in Paragraphs 2(a) and 2(b) of this Acknowledgment and
Release shall be null and void and the consideration under Paragraph 2(c) will constitute full and adequate consideration for Employee's remaining covenants under this Acknowledgment and Release. Employee further understands that if
Employee does not revoke the ADEA waiver in this Acknowledgement and Release within seven (7) days after signing this Acknowledgment and Release, his/her waiver of ADEA claims will be final, binding, enforceable, and irrevocable.
EMPLOYEE UNDERSTANDS THAT FOR ALL PURPOSES OTHER THAN HIS/HER WAIVER OF CLAIMS
UNDER THE ADEA, THIS ACKNOWLEDGMENT AND RELEASE WILL BE FINAL, EFFECTIVE,
BINDING, AND IRREVOCABLE IMMEDIATELY UPON ITS EXECUTION.

         10. Employee acknowledges that he/she has had an opportunity to consider fully the terms and conditions of this acknowledgement and release;
that he/she has carefully read this acknowledgement and release in its entirety;
that he/she has had an adequate and reasonable opportunity to consult with independent counsel of Employee's choosing and has had answered to his/her satisfaction all questions Employee had regarding this acknowledgement and release; that Employee fully understands all the terms and conditions of this acknowledgement and release and their significance; that Employee knowingly and voluntarily assents to, and intends to be bound by, all the terms and conditions contained herein; and that Employee is signing this acknowledgement and release voluntarily and of Employee's own free will.

AGREED TO:

/s/ Daniel P. Murphy                            /s/
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Daniel P. Murphy                                Handy & Harman

11/10/05                                        11/10/05
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Date                                            Date

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